November 24, 2003

VIA SEDAR

British Columbia Securities Commission
Ontario Securities Commission

Dear Sirs/Mesdames:

Re:

Crew Development Corporation

We are re-submitting our first quarter financial statements which were previously filed on November 19, 2003, under SEDAR project #590391 (Interim Financial Statements), as the incorrect version was inadvertently filed.

Please have the incorrect version of the first quarter financial statements previously filed made private.

If you have any questions or concerns, please do not hesitate to contact the undersigned.

Yours truly,

CREW DEVELOPMENT CORPORATION

Per:

“Rupi Khanuja”

Rupi Khanuja

Corporate Secretary

251103/1620/十一97